CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Post-Effective Amendment No. 50 to Registration Statement No. 033-19421 on Form N-4 and Amendment No. 309 to Registration Statement No. 811-05439 on Form N-4 of our report dated April 1, 2022, relating to the statutory basis financial statements of Union Security Insurance Company as of December 31, 2021 and for the year then ended, appearing in the Statement of Additional Information, which is a part of such Registration Statement. We also consent to the reference to us under the heading "Experts” in the Statement of Additional Information, which is a part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
April 21, 2022